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                                                                     EXHIBIT 2.2
                                ESCROW AGREEMENT

     This Escrow Agreement is entered into as of April 25, 1997 by and among Riverside Partners, Inc. (the "Agent"), Remel Acquisition Co. (the "Buyer") and State Street Bank and Trust Company, as escrow agent (the "Escrow Agent").

                                  Introduction

     The Agent, the Buyer, and the other signatories thereto have entered into a Purchase Agreement dated as of March 14, 1997 (the "Purchase Agreement"). The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement.

     The parties to this Agreement wish to set aside in escrow a portion of the consideration to be paid to the escrow participants identified on the attached Schedule A (the "Escrow Participants") pursuant to the Purchase Agreement to secure the indemnification obligations of the Sellers under the Purchase Agreement.

     The Agent is a party to this Agreement as agent of the Sellers, appointed under the Purchase Agreement.

     Capitalized terms used herein and not defined shall have the meanings given to them in the Purchase Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     Section 1. Appointment of Escrow Agent. State Street Bank and Trust Company is hereby appointed as Escrow Agent under this Agreement, and the Escrow Agent hereby accepts such appointment.

     Section 2.  Deposit of Escrow Fund.  On the date hereof, pursuant to
Section 2.04(e) of the Purchase Agreement, the Buyer has deposited with the Escrow Agent the sum of $10,000,000. The amount so deposited, less payments made pursuant hereto, is referred to herein as the "Escrow Fund". The Escrow Fund will be held, invested, and disbursed by the Escrow Agent in accordance with the terms hereof.

     Section 3. Satisfaction of Claims with Escrow Fund. The Escrow Fund will be retained by the Escrow Agent and shall be distributed at any time, or from time to time, for the purpose of paying claims for Losses incurred by the Buyer for which it is entitled to indemnification under Article X of the Purchase Agreement, pursuant to the following terms:


          (a)  If the Buyer believes that it is entitled to


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indemnification under Article X of the Purchase Agreement and desires to have funds from the Escrow Fund applied thereto pursuant to this Escrow Agreement, the Buyer shall notify the Agent and the Escrow Agent of such assertion, describing the basis for its claim for indemnification (an "Asserted Claim") in reasonable detail, and specifying the amount of the Escrow Fund that the Buyer believes should be delivered to it to satisfy the Asserted Claim (the "Asserted Amount").

          (b) On the 30th day following receipt of notice of an Asserted Claim, the Asserted Amount shall be distributed to the Buyer in respect of such Asserted Claim; provided, however, that if, prior to such 30th day, the Agent notifies the Buyer and the Escrow Agent that it does not agree that some or all of the Asserted Amount is due the Buyer with respect to the Asserted Claim, and specifying the amount that it does not believe should be distributed to the Buyer (the "Contested Amount"), then the Contested Amount shall remain in escrow with the Escrow Agent until such time as the Escrow Agent receives (i) joint written instructions from the Agent and the Buyer, or (ii) an order from any court of competent jurisdiction as to the disposition of such amount (such amount being referred to herein as the "Resolved Amount"), and the Escrow Agent shall distribute and/or retain the Resolved Amount in accordance with such joint written instructions or such court order.

          (c) If there should arise circumstances which the Buyer believes constitutes, or may upon final resolution constitute, a basis for an Asserted Claim hereunder, then the Buyer shall certify such matter to the Escrow Agent and the Agent as an Asserted Claim, with specific reference to this subsection of this Agreement, even though such claim is at the time uncertain or unresolved and even though the exact amount of any Losses may be unknown at the time of such certification. In making such certification, the Buyer may estimate the maximum amount of exposure with respect thereto and such estimated amount shall constitute the Contested Amount for purposes of such Asserted Claim.

     Section 4.  Procedures for Application of Remaining Escrow Fund.

          (a) On the first anniversary of the Closing Date, the remaining balance of the Escrow Fund, if any, less (i) all unpaid Asserted Amounts (other than Contested Amounts), (ii) all unresolved Contested Amounts, and (iii) 50% of all expenses to be paid or reasonably expected to be incurred by the Escrow Agent in connection with this Agreement pursuant to Section 8 hereof, shall be distributed by the Escrow Agent to the Escrow





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Participants, in proportion to their respective percentages specified on
Schedule A.

          (b) Any amounts held after the first anniversary of the Closing Date, on account of the existence of unpaid Asserted Claims or unresolved Contested Amounts, shall be distributed to the Buyer or to the Escrow Participants in proportion to their respective percentages specified on Schedule A, in accordance with Section 3, as such Asserted Claims or Contested Amounts are resolved.

     Section 5. Investment of Escrow Fund. The Escrow Agent shall invest the Escrow Fund in money market or other similar short term investments, as directed from time to time in writing by the Agent. Investments pursuant to such investment instructions described above shall in all instances be subject to availability (including any time-of-day requirements). In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall not be required to invest any funds held hereafter except as expressly provided in this Section 5, and shall not be obligated to pay interest on uninvested funds. All amounts received by the Escrow Agent (and any credits to the Escrow Account) shall be conditional upon collection (and actual receipt by the Escrow Agent of final payment). In no event shall the Escrow Agent have any obligation to advance funds.

     The Escrow Agent shall be authorized at all times and from time to time to liquidate any investment of the Escrow Funds as may be necessary to provide available cash to make any release, disbursement or payment called for under the terms of this Agreement. The Escrow Agent shall have no responsibility or liability for any losses resulting from liquidation of the Escrow Funds (such as liquidation prior to maturity). All income earned on the Escrow Fund, after payment of expenses incurred in connection therewith, will be distributed quarterly to the Escrow Participants, and in accordance with the percentages specified on Schedule A and for tax purposes shall be allocated and reported as income to the Escrow Participants. No party hereto shall be liable or responsible for any loss resulting from any investment or reinvestment made pursuant to this Section 5, other than as a result of the gross negligence or willful misconduct of such party.

     Section 6.  Provisions Regarding Escrow Agent.

          (a) The duties of the Escrow Agent hereunder will be limited to the observance of the express provisions of this Agreement. The Escrow Agent will not be subject to, or be obliged to recognize, any other agreement between the parties





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hereto (including the Purchase Agreement) or directions or instructions not specifically set forth as provided for herein, other than any joint written instructions of the Buyer and the Agent. The Escrow Agent will not make any payment or disbursement from or out of the Escrow Fund that is not expressly authorized pursuant to this Agreement. The Escrow Agent may rely upon and act upon any written notice, certificate or other instrument received by it pursuant to the provisions of this Agreement that it reasonably believes to be genuine. The Escrow Agent will use the same degree of care and skill in performing its services hereunder as an ordinary prudent person would do or use under the circumstances in the conduct of his or her own affairs. The Escrow Agent will not be liable for any error of judgment or any act done or any step taken by it in good faith or for any mistake of fact or law or for anything that it might do or refrain from doing in connection with this Agreement, except that the Escrow Agent will be liable for its own gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for any indirect, punitive, special or consequential damages, or any amount in excess of the value of the Escrow Fund.

          (b) The Escrow Agent, upon prior notice to the Buyer and the Agent, may consult with and obtain advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or the Escrow Agent's duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion of its legal counsel. The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any of the other parties hereto, or anyone else, to perform or comply with any provisions of this Agreement.

          (c) If at any time the Escrow Agent shall be in doubt as to the party or parties entitled to receive any or all of the Escrow Fund, the Escrow Agent may apply to a court for a determination of the party or parties entitled to receive the same, and the Escrow Agent shall incur no liability therefor.

          (d) If at any time the Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to any disbursement from the Escrow Fund, or if for any other reason it shall be unable in good faith to determine the party or parties entitled to receive a disbursement from the Escrow Fund, the Escrow Agent may refuse to make such disbursement until the Escrow Agent shall have received instructions in writing signed by each of the Agent and the Buyer, or until directed by a final order of a court (in an action brought by the Escrow Agent pursuant to paragraph (c) of this Section 6 or by any other person), whereupon the Escrow Agent shall make such disbursement





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in accordance with such instructions or order.

     Section 7. Indemnification of Escrow Agent. The Escrow Participants and the Buyer, jointly and severally, will indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including, but not limited to, reasonable attorneys' fees) it may sustain by reason of its service as Escrow Agent hereunder but only to the extent such losses, costs, damages or expenses are properly payable from, but exceed the amount of the funds available in, the Escrow Fund, and except such losses, costs, damages or expenses (including, but not limited to, reasonable attorneys' fees) incurred by reason of such acts or omissions for which the Escrow Agent is found liable or responsible under the penultimate sentence of Section 6(a) hereof. Buyer and the Escrow Participants, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Funds under this Agreement, and, without limiting the generality of the preceding paragraph, hereby agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. Buyer and the Escrow Participants undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Buyer and the Escrow Participants, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties. Buyer and the Escrow Participants shall each promptly provide to Escrow Agent with appropriate IRS Forms W-9 for taxpayer identification number certifications, or Forms W-8 for non-resident alien certifications. As between themselves, the Buyer on the one hand and the Escrow Participants on the other agree to bear responsibility for such indemnifications 50% by the Buyer and 50% by the Escrow Participants. The foregoing indemnifications shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.

     Section 8.  Fees and Expenses of the Escrow Agent.  Except





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as otherwise expressly provided in this Agreement, all fees of the Escrow Agent for its service hereunder shall be borne 50% by the Buyer and 50% by the Escrow Participants, and shall be promptly paid within 30 days of invoice. The Escrow Agent shall be entitled to an annual fee of $2,500 payable for the first year (together with its reasonable attorneys fees in the review and acceptance of its appointment hereunder) upon execution of this Agreement, and for any additional fees or expenses thereafter, within 30 days of invoice. Additional terms regarding the escrow services and fees hereunder shall be as set forth on Schedule B hereto. If the Escrow Agent does not receive such fees and expenses upon execution of this Agreement or within such 30-day period, as applicable, the Escrow Agent will be authorized to pay the Escrow Participants' portion (50%) of such fees and expenses from the Escrow Fund.

     Section 9. Resignation of Escrow Agent. The Escrow Agent may resign from its duties hereunder by giving each of the parties hereto not less than 30 days prior written notice of the effective date of such resignation (which effective date shall be at least 30 days after the date such notice is given). If on or before the effective date of such resignation, the Escrow Agent has not received joint written instructions from the Buyer and the Agent regarding the transfer of the Escrow Fund, it will thereupon deposit the Escrow Fund into the registry of a court of competent jurisdiction. The parties hereto intend that a substitute Escrow Agent will be appointed to fulfill the duties of the Escrow Agent hereunder for the remaining term of this Agreement in the event of the Escrow Agent's resignation.

     Section 10. Tax Treatment. The Escrow Fund shall be treated for tax purposes as payments made on the installment basis.

     Section 11. Notices. Any notices or other communications required or permitted to be given hereunder must be in writing and shall be deemed to have been duly given when (a) delivered in person or (b) when received by or on behalf of the addressee, if sent by nationally recognized overnight courier service or mailed by registered or certified mail, return receipt requested, in each case addressed as follows (or to such other address as any party may direct by notice):





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                 To the Buyer:

                          Remel Acquisition Co.
                          c/o Sybron International Corporation
                          411 E. Wisconsin Avenue
                          Milwaukee, Wisconsin  53202
                          Attn:  R. Jeffrey Harris, Esq.

                          with a copy to:

                          Michael K. Bresson, Esq.
                          Quarles & Brady
                          411 E. Wisconsin Avenue
                          Milwaukee, Wisconsin  53202

                 To the Agent:

                          Riverside Partners, Inc.
                          One Exeter Plaza, 8th Floor
                          Boston, Massachusetts  02116
                          Attn:  Brian Guthrie

                          with a copy to:

                          Stephen M. L. Cohen, Esq.
                          Choate, Hall & Stewart
                          Exchange Place
                          Boston, Massachusetts  02109

                 To the Escrow Agent:

                          State Street Bank and Trust Company
                          Two International Place - Fourth Floor
                          Boston, MA 02ll0
                          Attention: Corporate Trust Department

     Section 12. Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their permitted assigns.

     Section 13. Escrow Fund Sole Source for Losses. It is expressly understood that, to the extent specified in the Purchase Agreement, the Escrow Fund is the sole source for satisfying Losses.

     Section 14. Force Majeure. The Escrow Agent shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include





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but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, laws or governmental regulations changed or superimposed after the fact, fire, communication line failures, power failures, computer viruses, earthquakes or other disasters, or to unavailability of Federal Reserve Bank wire or telex facilities.

     Section 15. Amendment and Termination. This Agreement may be amended, modified or canceled by agreement of (a) the Buyer, (b) the Agent and (c) the Escrow Agent. This Agreement will terminate on the date on which no amounts remain in the Escrow Fund; provided that this Agreement shall not terminate until the final resolution of all Asserted Claims.

     Section 16. Governing Law. This agreement will be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts, without giving effect to conflicts of law principles.

     Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.



                   [Signatures appear on the following page.]





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     EXECUTED as a sealed instrument as of the date first above written.


                                    REMEL ACQUISITION CO.


                                    By /s/ Frank Jellinek, Jr.
                                      ------------------------------------
                                      President                   (Title)


                                    RIVERSIDE PARTNERS, INC.



                                    By /s/ Brian Guthrie
                                      ------------------------------------
                                      Vice President              (Title)



                                    STATE STREET BANK AND TRUST COMPANY



                                    By /s/ Donald E. Smith
                                      ------------------------------------
                                      Vice President              (Title)





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                                                                      SCHEDULE A


Escrow Participant                            Percentage          Soc.
                                                                Sec./Fed.
                                                                ID Number

Eriquez Family Partnership                     1.95637%        58-2148459
c/o Louis Eriquez
3164 Weymouth Drive
Marietta, GA 30062

Buzz Sztukowski                                0.98044%        499-603236
11116 West 122nd Terrace
Overland Park, KS 66213

Regional Media Laboratories, Inc.              2.44619%        48-0816498
Mary Beth Moorman Trust                       11.49709%        48-6321390
Megan Dale Moorman Trust                      11.49709%        48-6321391
Marsha Kay Moorman Trust                      11.49709%        48-6321393
Ruth Ann Moorman Trust                        11.49709%        48-6321392
c/o Thomas J. McMahon
Lathrop & Gage LC
2345 Grand Blvd. Suite 2700
Kansas City, MO 64l08

Mark K. Schmidt                                0.12157%        ###-##-####
Marcus Schloss & Co.
One Whitehall Street
New York, NY l0004

Hugh H. Aiken                                  0.02431%        ###-##-####
823 North 5th St.
Atchison, KS 66002

Riverside Fund I, L.P.                        48.48277%        04-3029833
c/o Riverside Partners, Inc.
One Exeter Plaza, 699 Boylston St.
Boston, MA 02116                             ---------

Total                                        100.00000%



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                                                                      SCHEDULE B


                       Additional Terms Regarding Escrow
                               Services and Fees




Legal Fees:                                At cost.

Out-of-Pocket Expenses                     At cost.

Investment Fee                             $65 per investment for Non-State
                                           Street Products; no additional charge
                                           for State Street Products.

Wire Fee                                   $20 per wire.

Annual Administration Fee                  $2,500 paid in advance with
(after first year)                         reimbursement for a mid-year
                                           termination, pro rata
                                           on a quarterly basis.





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